Exhibit 99.3

iGATE CORPORATION

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

On May 12, 2011, iGATE Corporation (“iGATE” or the “Company”) completed the acquisition of Patni Computer Systems Limited (“Patni”) through two of its wholly-owned subsidiaries, Pan-Asia iGATE Solutions, a company incorporated under the laws of Mauritius (“iGATE Mauritius”), and iGATE Global Solutions Limited, a company incorporated under the laws of India (“iGS” and, together with iGATE Mauritius, the “Purchasers”).

Patni is a company incorporated in India under the Indian Companies Act, 1956. In February 2004, Patni completed an initial public offering of its equity shares in India. In December 2005, Patni also completed an initial public offering of ADSs in the United States of America. Patni is engaged in IT consulting, software development and BPO. It provides multiple service offerings to its clients across various industries comprising banking and insurance; manufacturing, retail and distribution; life sciences; product engineering; and communications, media and entertainment and utilities. The various service offerings comprise application development and maintenance, enterprise software and systems integration services, business and technology consulting, product engineering services, infrastructure management services, customer interaction services and BPO, quality assurance and engineering services.

The acquisition of Patni (the “Patni Acquisition”) involved acquiring 60,091,202 shares or 45.0% of the outstanding share capital from the promoters of the Company (44.4% of the outstanding share capital on a fully diluted basis) and 22,913,948 shares (inclusive of the American Depositary Shares representing 20,161,867 shares) or 17.1% of the outstanding share capital of the Company from General Atlantic Mauritius Limited (16.9% of the outstanding share capital on a fully diluted basis). In accordance with the requirements of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997, as amended, and a tender offer pursuant to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission, the Purchasers also acquired an additional 27,085,565 shares or 20.3% of the outstanding shares of the Company (20% of the outstanding share capital on a fully diluted basis) through a mandatory open public offer (“MTO”) to the other shareholders of the Company. The Patni Acquisition was valued at $1.24 billion.

In connection with the Patni Acquisition, on January 10, 2011, the Company entered into a securities purchase agreement, with Viscaria Limited, a company backed by funds advised by Apax Partners LLP and Apax Partners, L.P., to raise equity financing to pay a portion of the cash consideration for the Patni Acquisition. Under the securities purchase agreement, the Company agreed to sell to Viscaria Limited, in a private placement, up to 480,000 shares of newly designated 8.00% Series B Convertible Participating Preferred Stock, no par value per share (the “Series B Preferred Stock”), for an aggregate purchase price of up to $480 million. On February 1, 2011, the Company issued 210,000 shares of Series B Preferred Stock to Viscaria Limited for a consideration of $210 million. On May 9, 2011, the Company issued an additional 120,000 shares of Series B Preferred Stock to Viscaria Limited for a consideration of $120 million.

On April 29, 2011, the Company raised $770 million by issuing senior notes (the “Notes”) through a private placement. The Notes will mature on May 1, 2016 and bear interest at a rate of 9.0% per annum, payable semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on November 1, 2011. The Notes are the senior unsecured obligations of the Company, guaranteed by the restricted subsidiaries, as defined, of the Company. For additional information see the accompanying notes to the unaudited pro forma condensed combined financial statements.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2011 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 and the three months ended March 31, 2011 are based on the historical consolidated financial statements of iGATE and the historical consolidated financial statements of Patni, after giving effect to (i) the acquisition of Patni by iGATE, (ii) the issuance of an additional $120 million of the Series B Preferred Stock, (iii) the issuance of $770 million of the Notes (collectively, the “Financing Transactions”), and (iv) the reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

iGATE and Patni have the same fiscal year end. Accordingly, the unaudited pro forma condensed combined balance sheet as of March 31, 2011 combines iGATE’s and Patni’s historical consolidated balance sheets as of March 31, 2011. The unaudited pro forma condensed combined balance sheet is presented as if the Patni Acquisition and the Financing Transactions occurred on March 31, 2011. The unaudited pro forma condensed combined statement of income for the three months ended

March 31, 2011 combines the unaudited historical results of iGATE and Patni for the three months ended March 31, 2011 and is presented as if the Patni Acquisition and the Financing Transactions occurred on January 1, 2010. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 combines the audited historical results of iGATE and Patni for the year ended December 31, 2010 and is presented as if the Patni Acquisition and the Financing Transactions occurred on January 1, 2010.

The Patni Acquisition has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification No. 805, “Business Combinations”. Accordingly, the total purchase price has been allocated on a preliminary basis to net tangible and intangible assets acquired in connection with the acquisition based on their estimated fair values as of the acquisition date. These allocations reflect various preliminary estimates and analyses, including preliminary work performed by third-party valuation specialists, and may be subject to material change during the purchase price allocation period (one year from the acquisition date) as valuations and estimates are finalized.

The unaudited pro forma condensed combined financial statements have been prepared by iGATE for illustrative purposes only and reflect preliminary estimates and assumptions which the Company believes to be reasonable based on information available at the time of their preparation, including preliminary fair value estimates of the net tangible and intangible assets acquired. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the combined results of operations or financial condition of iGATE that would have been reported had the Patni Acquisition been completed and the Financing Transactions occurred as of the dates presented and should not be taken as representative of the future combined results of operations or financial condition of iGATE. The unaudited pro forma condensed combined financial statements do not reflect all of the operating efficiencies that iGATE may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial statements should be read in conjunction with iGATE’s historical consolidated financial statements and accompanying notes contained in its annual report on Form 10-K for its year ended December 31, 2010 and its quarterly report on Form 10-Q for three months ended March 31, 2011 and Patni’s historical consolidated financial statements and accompanying notes contained in its annual report on Form 20-F for its year ended December 31, 2010 and its quarterly unaudited financial statements and the notes thereto for the three months ended March 31, 2011, which are included as exhibits to this Form 8-K/A.

iGATE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2011

(dollars in thousands)

	March 31, 2011		Reclassi fication	Pro forma Adjustments	Note Reference	Pro forma Combined
	iGATE	Patni	(Note 3)
ASSETS
Current assets:
Cash and cash equivalents	$343,663	$52,932	$—	$(384,626)	2(c)	$11,969
Short-term investments	36,592	324,766	—	—		361,358
Accounts receivable, net	40,854	114,063	—	—		154,917
Unbilled revenues	20,712	56,102	—	1,633	1(f)	78,447
Prepaid expenses and other current assets	5,022	19,853	(6,314)	5,108	1(f),2(b)(ii)	23,669
Prepaid income taxes	—	7,799	—	—		7,799
Deferred tax assets	2,887	41,445	—	—		44,332
Foreign exchange derivative contracts	14,855	—	6,314	—		21,169
Receivable from Mastech Holdings, Inc.	143	—	—	—		143

Total current assets	464,728	616,960	—	(377,885)		703,803

Deposits and other assets	5,475	36,902	(840)	109,093	1(d),2(b)(ii)	150,630
Investments in equity method investee	—	405	—	—		405
Property and equipment, net	54,819	135,573	840	31,174	1(b)	222,406
Prepaid income taxes	—	6,307	—	—		6,307
Deferred tax assets	14,347	14,147	—	—		28,494
Goodwill	31,819	69,840	—	537,466	1(a)	639,125
Intangible assets, net	1,182	31,059	—	157,757	1(c)	189,998

Total assets	$572,370	$911,193	$—	$457,605		$1,941,168

LIABILITIES, PREFERRED STOCK AND EQUITY
Current liabilities:
Accounts payable	$3,806	$5,271	$—	$—		$9,077
Accrued payroll and related costs	18,613	—	50,201	20,108	1(e)	88,922
Capital lease obligation	—	88	(88)	—		—
Accrued expenses	—	54,792	(54,792)	—		—
Other accrued liabilities	36,232	35,869	3,614	—		75,715
Accrued income taxes	3,636	8,204	—	—		11,840
Line of credit	30,000	—	—	—		30,000
Deferred revenue	1,005	17,573	1,065	(1,065)	1(f)	18,578

Total current liabilities	93,292	121,797	—	19,043		234,132

Notes offered hereby	—	—	—	770,000	2(b)	770,000
Other long-term liabilities	1,239	21,330	(6,510)	—		16,059
Capital lease obligation	—	167	(167)	—		—
Foreign exchange derivative contracts	—	—	6,677	—		6,677
Accrued income taxes	—	29,899	—	—		29,899
Deferred tax liabilities	—	1,412	—	85,513	1(g)	86,925

Total liabilities	94,531	174,605	—	874,556		1,143,692

Series B Preferred Stock	212,044	—	—	117,269	2(a)(i&ii)	329,313
Equity
Shareholders’ equity	265,795	736,588	—	(746,096)	4(b)	256,287
Non controlling interest	—	—	—	211,876	1(h)	211,876

Total liabilities, preferred stock and equity	$572,370	$911,193	$—	$457,605		$1,941,168

iGATE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2010

(dollars in thousands, except per share data)

	Year Ended December 31, 2010		Reclassi fication	Pro forma Adjustments	Note Reference	Pro forma Combined
	iGATE	Patni	(Note 3)
Revenues	$280,597	$701,699	$—	$—		$982,296
Cost of revenues (1)	167,906	455,947	(27,946)	—		595,907

Gross margin	112,691	245,752	27,946	—		386,389
Selling, general and administrative	50,669	134,106	118	(15,863)	4(a)	169,030
Depreciation and amortization	9,014	—	28,447	21,215	1(b,c&d)	58,676
Provision for doubtful debts and advances	—	619	(619)	—		—
Foreign exchange (gain)/loss, net	—	(22,009)	22,009	—		—

Income from operations	53,008	133,036	(22,009)	(5,352)		158,683
Interest income (expense), net	3,116	13,404	—	(74,101)	2(b)	(57,581)
Gain on sale of investments and other income, net	1,947	6,075	110	—		8,132
Foreign exchange (loss)/gain, net	(377)	—	22,009	—		21,632
Equity in loss of affiliated companies	—	—	(110)	—		(110)

Income before income taxes	57,694	152,515	—	(79,453)		130,756
Income tax expense/(benefit)	5,939	19,336	—	(30,641)	4(d)	(5,366)

Net income	51,755	133,179	—	(48,812)		136,122
Non controlling interest	—	—	—	(22,762)	1(h)	(22,762)

Net income attributable to iGATE	51,755	133,179	—	(71,574)		113,360
Accretion to preferred stock	—	—	—	(332)	2(a)(ii)	(332)
Preferred dividend	—	—	—	(27,203)	2(a)(iii)	(27,203)

Net income attributable to iGATE common shareholders	$51,755	$133,179	$—	$(99,109)		$85,825

Basic earnings per share:
Common stock	$0.92	$1.02	$—	$—		$1.17
Unvested restricted stock	$0.92	$—	$—	$—		$1.17
Participating Series B Preferred Stock	$—	$—	$—	$—		$2.70
Diluted earnings per share	$0.90	$0.99	$—	$—		$1.14
Weighted average common shares, basic	56,055	130,101	—	—		56,055

Weighted average common shares, diluted	57,394	133,848	—	—		57,394

(1)	Cost of revenues is exclusive of depreciation and amortization for iGATE and it is inclusive in the case of Patni.

iGATE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2011

(dollars in thousands, except per share data)

	Three Months Ended March 31, 2011		Reclassi fication	Pro forma Adjustments	Note Reference	Pro forma Combined
	iGATE	Patni	(Note 3)
Revenues	$75,798	$190,314	$—	$—		$266,112
Cost of revenues (1)	44,795	127,352	(7,223)	—		164,924

Gross margin	31,003	62,962	7,223	—		101,188
Selling, general and administrative	21,747	36,359	(41)	(12,821)	4(a)	45,244
Depreciation and amortization	2,307	—	7,264	1,461	1(b,c&d)	11,032
Foreign exchange (gain)/loss, net	—	(5,460)	5,460	—		—

Income from operations	6,949	32,063	(5,460)	11,360		44,912
Interest income (expense), net	750	3,713	—	(18,379)	2(b)	(13,916)
Gain on sale of investments and other income, net.	258	1,059	75	—		1,392
Foreign exchange gain, net	18,845	—	5,460	—		24,305
Equity in loss of affiliated companies	—	—	(75)	—		(75)

Income before income taxes	26,802	36,835	—	(7,019)		56,618
Income tax expense/(benefit)	8,863	10,347	—	(5,633)	4(d)	13,577

Net income	17,939	26,488	—	(1,386)		43,041
Non controlling interest	—	—	—	(4,930)	1(h)	(4,930)

Net income attributable to iGATE	17,939	26,488	—	(6,316)		38,111
Accretion to preferred stock	(15)	—	—	(79)	2(a)(ii)	(94)
Preferred dividend	(2,723)	—	—	(4,324)	2(a)(iii)	(7,047)

Net income attributable to iGATE common shareholders	$15,201	$26,488	$—	$(10,719)		$30,970

Basic earnings per share:
Common stock	$0.23	$0.20	$—	$—		$0.42
Unvested restricted stock	$0.23	$—	$—	$—		$0.42
Participating Series B Preferred Stock	$—	$—	$—	$—		$0.81
Diluted earnings per share	$0.22	$0.20	$—	$—		$0.41
Weighted average common shares, basic	56,573	131,992	—	—		56,573

Weighted average common shares, diluted	57,792	134,911	—	—		57,792

(1)	Cost of revenues is exclusive of depreciation and amortization for iGATE and it is inclusive in the case of Patni.

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On May 12, 2011, the Company completed the Patni Acquisition involving purchase of (a) 60,091,202 shares or 45.0% (44.4% of the outstanding share capital on a fully diluted basis) of the outstanding shares from Patni’s promoters, (b) 22,913,948 shares (inclusive of the American Depositary Shares of 20,161,867 shares) or 17.2% (16.9% of the outstanding share capital on a fully diluted basis) of the outstanding shares from General Atlantic Mauritius Limited, and (c) 27,085,565 shares or 20.3% (20% of the outstanding share capital on a fully diluted basis) of the outstanding shares from the public shareholders in the MTO totaling to 82.4% (81.3% of the outstanding share capital on a fully diluted basis) of the outstanding shares of Patni. The Patni Acquisition was valued at $1.24 billion.

The purchase price of the Patni Acquisition is computed on 110,090,715 shares (inclusive of the ADSs of 20,161,867 shares) at Rupees 503.50 or $11.26 per share (at an average exchange rate of Rupees 44.7347 per USD) purchased from various parties as follows (dollars in thousands):

Amount
60,091,202 equity shares from Patni’s promoters	$676,341
20,161,867 ADSs from General Atlantic	226,927
2,752,081 equity shares from General Atlantic	30,975
27,085,565 equity shares from other public shareholders	304,855

Total purchase price	$1,239,098

Under the acquisition method of accounting, the total purchase price is allocated to Patni’s net tangible and intangible assets based on their estimated fair values at the date of acquisition. The excess purchase price after allocating it to net tangible and intangible assets will be recorded as goodwill. We made a preliminary allocation to the assets acquired and liabilities assumed as of March 31, 2011 of the purchase price as follows (dollars in thousands):

Amount
Property and equipment, net	$167,587
Intangible assets, net	188,816
Other assets, net
Cash and cash equivalents	52,932
Short-term investments	324,766
Accounts receivable	114,063
Unbilled revenues	57,735
Prepaid expenses and other current assets	12,554
Deposits and other assets	118,451
Investments in equity method investee	405
Deferred tax liabilities, net	(31,333)
Accounts payable	(5,271)
Accrued payroll and related costs	(60,801)
Other accrued liabilities	(39,483)
Accrued income taxes	(23,997)
Deferred revenue	(17,573)
Other long-term liabilities	(14,820)
Foreign exchange derivative contracts	(363)

843,668
Non controlling interest	(211,876)
Goodwill	607,306

Total purchase price	$1,239,098

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

a)	Goodwill (dollars in thousands):

Amount
Estimated fair value	$607,306
Less: Balance per Patni financial statement	(69,840)

Pro forma adjustment	$537,466

b)	Property and equipment (dollars in thousands):

Amount
Estimated fair value	$167,587
Less: Balance per Patni financial statement	(135,573)
Add: Accumulated amortization of leasehold land reclassified to deposits and other assets	(840)

Pro forma adjustment	$31,174

We have also recorded incremental depreciation expense of $13.5 million and a reduction of $0.5 million on the increased value of property and equipment in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively.

c)	Intangibles (dollars in thousands):

Amount
Estimated fair value	$188,816
Less: Balance per Patni financial statement	(31,059)

Pro forma adjustment	$157,757

Intangible assets primarily include client relationships and intellectual property rights. The increase in the intangibles is due to the client relationships which are being amortized on an accelerated basis over the estimated life of 15 years. We have recorded an incremental amortization expense of $7.2 million and $1.9 million as a result of the increase in the value of the intangibles in the unaudited pro forma condensed combined statement of income for the year ending December 31, 2010 and for the three months ended March 31, 2011, respectively. The estimated incremental amortization expense in each of the next five years is expected to be as follows (dollars in thousands):

Year ended December 31,	Amount
2011	$6,794
2012	7,846
2013	7,869
2014	7,176
2015	$8,612

d)	Deposits and other assets

Amount
Estimated fair value	$118,451
Less: Balance per Patni financial statement	(36,902)
Add: Accumulated amortization of leasehold land reclassified from property and equipment	840

Pro forma adjustment	$82,389

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The increase in estimated fair value is due to the increase in the fair value of leasehold land. We have also recorded incremental amortization of $0.5 million and $0.1 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively, on the increased value of leasehold land in the unaudited pro forma condensed combined statement of income.

e)	Accrued payroll and related costs

The purchase price allocation includes an accrual of $10.6 million as a result of certain payments that the Company is obligated to pay as a result of change in control.

The pro forma adjustments to accrued payroll and related costs primarily reflects onetime costs amounting to $6.1 million ($4 million net of tax) relating to the termination of the services of certain employees and onetime retention bonuses totaling $8.5 million ($5.5 million net of tax), respectively. These are one-time non-recurring costs which have been accrued and reflected as an adjustment to shareholders’ equity (see note 4b).

f)	Others

We have estimated the fair value of unbilled revenues by increasing the historical carrying value by approximately $1.6 million. We have reduced the carrying value of prepaid expenses and other current assets by approximately $1.0 million. We have reduced the carrying value of deferred revenue by approximately $1.1 million.

Total estimated transaction costs for the Patni Acquisition is approximately $14.6 million. Of this amount, we had incurred and expensed $3.8 million and $9.8 million for the year ended December 31, 2010 and for the three months ended March 31, 2011, respectively. Since this amount is non-recurring and directly related to the transaction, a pro forma adjustment has been recorded to eliminate this expense from the unaudited pro forma condensed combined statement of income (see note 4a).

g)	Deferred tax liabilities, net (dollars in thousands):

		Amount
Estimated deferred tax
Deferred tax assets	$55,592
Deferred tax liabilities	(86,925)	$(31,333)

Less: Balance per Patni financial statement
Deferred tax assets	$55,592
Deferred tax liabilities	(1,412)	54,180

Pro forma adjustment		$(85,513)

The increase in deferred tax liability is due to the increased value of property and equipment and intangible assets calculated at the statutory rates (ranging from 26% to 41%) applicable to the respective geographies where the assets are located.

h)	Non controlling interest

Non controlling interest represents the estimated fair value of the shares (as of the acquisition date) of Patni held by the general public and the fair value of share-based payments that is attributable to pre-combination service as of the date of acquisition amounting to $212 million.

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The non controlling interest share of profits is computed by adjusting Patni’s net income as follows (dollars in thousands):

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
Net income per Patni Statement of Income	$133,179	$26,488
Cost savings (see Note 4(a))	12,115	3,029
Incremental depreciation and amortization (see Note 1(b, c and d)	(21,215)	(1,461)
Tax benefit (expense), net (see Note 4(e))	5,241	(46)

Basis for non controlling interest calculation	$129,320	$28,010

Non controlling interest share of profits (17.6%*)	$22,762	$4,930

*	Based on the total number of outstanding common shares as on May 12, 2011.

2.	Financing transactions

(a) Issuance of 8% Series B Convertible Participating Preferred Stock

On January 10, 2011, we entered into a securities purchase agreement with Viscaria, a company backed by funds advised by Apax Partners LLP and Apax Partners, L.P., to raise equity financing to pay a portion of the cash consideration for the Patni Acquisition. Under this securities purchase agreement, we agreed to sell to Viscaria, in a private placement, up to 480,000 shares ($480 million) of newly designated 8.0% Series B Convertible Participating Preferred Stock, no par value per share (the “Series B Preferred Stock”). Pursuant to this securities purchase agreement, we sold 330,000 shares of the Series B Preferred Stock to Viscaria at two separate closings: (i) $210 million of the Series B Preferred Stock at the first closing (which occurred on February 1, 2011 and already recorded in the March 31, 2011 historical balance sheet), and (ii) $120 million of the Series B Preferred Stock at a second closing on May 9, 2011. We are required to pay Viscaria a 1% commitment fee on the unissued/unutilized amount of the equity financing arrangement.

(i)	The unaudited pro forma condensed combined balance sheet assumes the issuance of $120 million ($117.3 million net of issuance costs) of the Series B Preferred Stock on March 31, 2011.

(ii)	Total issuance costs totaling $3.4 million, consisting principally of professional fees related to the issuance of the Series B Preferred Stock, have been recorded as a reduction of the proceeds received. These costs are being accreted over the redemption period of six years. The amount accreted for the year ended December 31, 2010 is $0.3 million and for the three months ended March 31, 2011 it is $0.1 million.

(iii)	The dividend on the Series B Preferred Stock is $27.2 million and $7.0 million for the year ended December 31, 2010 and the three months ended March 31, 2011, respectively, assuming that the Series B Preferred Stock was issued and outstanding at January 1, 2010. The $4.3 million adjustment represents the incremental dividend for the three months ended March 31, 2011.

(iv)	The 2010 dividend at $0.26 per share which was distributed to common stockholders was also assumed to be distributed to the Series B Preferred stockholders amounting to $4.4 million in calculating the pro forma earnings per share.

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(b) Debt Arrangement – Issuance of senior notes

(i)	The unaudited pro forma condensed combined balance sheet assumes the issuance of $770 million of senior notes on March 31, 2011.

(ii)	Issuance costs, consisting of professional fees, commitment fees and placement fees, related to the issuance of the senior notes are approximately $33.5 million of which $0.7 million was incurred as of March 31, 2011. The incremental $32.8 million in financing costs has been recorded as pro forma adjustments in prepaid expenses and other current assets amounting to $6.1 million and deposits and other assets amounting to $26.7 million in the unaudited pro forma condensed combined balance sheet. The total issuance costs are being amortized to interest expense using the effective interest method over the five year life of the notes. Interest expenses related to amortization of deferred financing costs recorded as a pro forma adjustment for the year ended December 31, 2010 was $4.8 million and for the three months ended March 31, 2011 was $1.3 million.

(iii)	Interest expense, calculated at a rate of 9.0% per annum, of $69.3 million for the year ended December 31, 2010 and $17.1 million for the three months ended March 31, 2011, has been recorded as a pro forma adjustment.

(c) Cash and cash equivalents

Source and application of funds affecting cash and cash equivalents (dollars in thousands):

Amount
Proceeds from issuance of senior notes, net of incremental issuance costs of $32.8 million	$737,203
Proceeds from issuance of preferred stock, net of incremental issuance costs of $2.7 million	117,269

854,472
Less: Purchase price (see Note 1)	(1,239,098)

Pro forma adjustment	$(384,626)

3.	Reclassifications

Certain reclassifications have been made to conform Patni’s historical amounts to iGATE’s presentation. These reclassifications are as follows:

Reclassification in unaudited condensed combined balance sheet

a)	Foreign exchange derivative contracts amounting to $6.3 million are reclassified from prepaid expenses and other current assets to disclose the same separately on the face of unaudited condensed combined balance sheet.

b)	Accumulated amortization on leasehold land amounting to $0.8 million is reclassified from property and equipment to deposits and other assets.

c)	Accrued payroll and related costs amounting to $33.9 million and $16.3 million are reclassified from accrued expenses and other accrued liabilities, respectively, and disclosed separately on the face of the unaudited condensed combined balance sheet.

d)	Deferred revenue amounting to $1.1 million is reclassified from other accrued liabilities and disclosed separately on the face of the unaudited condensed combined balance sheet.

e)	Accrued expense amounting to $20.9 million is reclassified to other accrued liabilities.

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

f)	Capital lease obligation amounting to $0.1 million and $0.2 million under current liabilities and non-current liabilities were combined with other accrued liabilities under current liabilities and other long-term liabilities under non-current liabilities, respectively.

g)	Foreign exchange derivative contracts amounting to $6.7 million is reclassified from other long-term liabilities and disclosed separately on the face of the unaudited condensed combined balance sheet.

Reclassifications in unaudited condensed combined statement of income

a)	Depreciation and amortization expense amounting to $19.9 million and $8.5 million is reclassified from cost of revenues and selling, general and administrative costs, respectively, and disclosed separately on the face of the unaudited condensed combined statement of income for the year ended December 31, 2010. Depreciation and amortization expense amounting to $5.1 million and $2.2 million is reclassified from cost of revenues and selling, general and administrative costs, respectively, and disclosed separately on the face of the unaudited condensed combined statement of income for the three months ended March 31, 2011.

b)	Certain costs amounting $18.1 million for the year ended December 31, 2010 and $5.3 million for the three months ended March 31, 2011 relating to office rent, electricity, water, diesel, repair and maintenance are reclassified from cost of revenues and disclosed as part of selling, general and administrative costs.

c)	Presales and training costs amounting $10.1 million for the year ended December 31, 2010 and $3.2 million for the three months ended March 31, 2011 are reclassified from selling, general and administrative costs to cost of revenues.

d)	Provision for doubtful debts and advances amounting to $0.6 million for the year ended December 31, 2010 is combined with selling, general and administrative costs.

e)	Foreign exchange (gain)/loss, net for each period presented shown as part of income from operations is now disclosed as part of income before income taxes.

f)	Equity in loss of affiliated companies of $0.1 million each for the year ended December 31, 2010 and for the three months ended March 31, 2011 has been reclassified to be shown separately on the face of the unaudited condensed combined statement of income.

4.	Other Pro Forma Adjustments

a.	Selling, general and administrative costs

We have recorded the following adjustments in the unaudited pro forma condensed combined statement of income affecting selling, general and administrative costs (dollars in thousands):

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
Cost savings	$(12,115)	$(3,029)
Reversal of onetime acquisition cost (see Note 1(f))	(3,748)	(9,792)

Pro forma adjustment	$(15,863)	$(12,821)

Cost savings represents the net recurring cost savings related to termination of the services of certain employees and cost savings identified by the management in a formal plan related to vacating certain redundant facilities.

Total estimated transaction costs for the Patni Acquisition is approximately $14.6 million. Of this amount, we had incurred and expensed $3.8 million and $9.8 million for year ended December 31, 2010 and for the three months ended March 31, 2011, respectively. Since this amount is non-recurring and directly related to the Patni Acquisition, a pro forma adjustment has been recorded to eliminate this expense from the unaudited pro forma condensed combined statement of income.

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

b.	Shareholders’ equity(dollars in thousands):

Amount
Elimination of historical Patni equity	$736,588
Employee costs (net of tax $2,092)	3,983
Retention costs (net of tax $2,975)	5,525

Pro forma adjustment	$746,096

c.	Depreciation and amortization

The pro forma adjustment discussed in Note 1 reflects the incremental depreciation and amortization as a result of step up to the property and equipment and intangible assets. The estimated useful lives considered for the purpose of estimated fair value of tangible fixed assets and customer relationships are as follows:

Leasehold land	Lease term

Building	40 years

Computer	3 years

Furniture and fixtures	5 years

Office equipment	5 years

Vehicles	4 years

Intellectual property rights	0.5 to 2.5 years

Customer relationships	15 years

As discussed in the introductory paragraph to the unaudited pro forma condensed combined financial statements, the valuation of intangible assets and property and equipment is preliminary and the estimated fair value may change, which would impact amortization and depreciation expense in the unaudited pro forma condensed combined statement of income. For illustrative purposes only, a 10.0% change in the estimated fair value of the intangible assets would have an impact on amortization expense of $1.2 million for the year ended December 31, 2010 and $0.3 million for three months ended March 31, 2011. Additionally, a 10.0% change in the estimated fair value of the property and equipment would have an impact on the depreciation expense by $2.9 million for the year ended December 31, 2010 and $0.3 million for three months ended March 31, 2011.

d.	Income tax expense (benefit)

We have recorded the following adjustments in the unaudited pro forma condensed combined statement of income (dollars in thousands):

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
Tax benefit on interest expense	$(25,935)	$(6,432)
Tax expense on cost savings	1,464	366
Tax expense on reversal of onetime acquisition cost	535	753
Tax benefit on incremental depreciation and amortization	(6,705)	(320)

Pro forma adjustment	$(30,641)	$(5,633)

5.	Pro Forma Earnings Per Share

The Company computes earnings per share in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings per Share”. Basic earnings per share for the two classes of stock (common stock, unvested restricted stock and participating convertible preferred stock) is calculated by dividing net income available to each class by the weighted average

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

number of shares of each class. Diluted earnings per share is computed using the weighted average number of common stock, unvested restricted stock plus the potentially dilutive effect of common stock and convertible preferred stock equivalents.

Earnings per share for the common stock, unvested restricted stock and participating convertible preferred stock under the two class method are presented below (dollars in thousands, except per share data):

	For the year ended December 31, 2010		For three months ended March 31, 2011
Net income attributable to iGATE common shareholders		$85,825		$30,970
Add: Dividend on Series B Preferred Stock		27,203		7,047

		$113,028		$38,017
Distributed earnings:
Common stock	$14,509		$—
Unvested restricted stock	103		—
Participating preferred stock	$31,579	$46,191	$7,047	$7,047

Undistributed earnings allocation:
Common stock	$50,507		$23,404
Unvested restricted stock	362		109
Participating preferred stock	$15,968	$66,837	$7,457	$30,970

Weighted average share outstanding:
Common stock	55,656		56,311
Unvested restricted stock	399		262
Participating preferred stock	17,596	73,651	17,943	74,516

Weighted average common stock outstanding	55,656		56,311
Dilutive effect of stock options and restricted shares outstanding	1,738	57,394	1,481	57,792

Distributed earnings per share:
Common stock		$0.26		$—
Unvested restricted stock		$0.26		$—
Participating preferred stock		$1.79		$0.39
Undistributed earnings per share:
Common stock		$0.91		$0.42
Unvested restricted stock		$0.91		$0.42
Participating preferred stock		$0.91		$0.42
Basic earnings per share:
Common stock		$1.17		$0.42
Unvested restricted stock		$1.17		$0.42
Participating preferred stock		$2.70		$0.81
Diluted earnings per share		$1.14		$0.41

iGATE CORPORATION

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

The number of outstanding options to purchase common shares for which the option exercise prices exceeded the average market price of the common shares aggregated 0.6 million shares for the year ended December 31, 2010 and 0.7 million shares for the three months ended March 31, 2011, respectively. These options were excluded from the computation of diluted earnings per share under the treasury stock method. The number of outstanding participative convertible preferred stock for which the earnings per share exceeded the earnings per share of common stock aggregated to 17.6 million shares for the year ended December 31, 2010 and 17.9 million shares for the three months ended March 31, 2011. These shares were excluded from the computation of diluted earnings per share as they were anti-dilutive.